Promissory Note With Confessed Judgment Provisions

$2,350,000.00	June 1, 2006

For value received the undersigned, Continental Fuels, Inc. promises to pay to the order of Universal Property Development and Acquisition Corporation and/or UPDA Operators, Inc., Two Million Three Hundred Fifty Thousand Dollars, with interest at the rate of Five per cent (5%) per annum, payable ON DEMAND.

Payments shall be made to holder at 14255 US Highway 1, Suite 209, Juno Beach, Florida 33408 or such other place as the holder may designate.

Any holder hereof may at any time declare the entire debt due after ten days notice to the maker. Upon such declaration the entire debt shall be immediately due and payable.

Any attorney-at-law may appear in any court of record situated in the County where Continental Fuels, Inc. shall then reside or in the County where Continental Fuels, Inc. signed this warranty and being in the Unites States at any time after the debt hereby evidenced shall become due, either at its stated maturity or by declaration, and waive the issuing and service of process and confess judgment against the maker or makers, jointly and severally, in favor of the holder, for the amount then owing hereon, together with the costs of suit, and thereupon, release all errors and waive all right of appeal.

Executed on this 18th day of June, 2007, in the City of San Antonio, County of Bexar, State of Texas.

Signature